Exhibit 99.1

LoJack Obtains $36 Million Judgment in Breach of Contract Case Against Clare, Inc.

WESTWOOD, MA.--(BUSINESS WIRE)—February 9, 2006 - LoJack Corporation (NASDAQ: LOJN) today announced that a jury in the Superior Court of Norfolk County, Massachusetts returned a verdict in favor of LoJack in its breach of contract suit against Clare, Inc. (Clare), a wholly owned subsidiary of IXYS Corporation (NASDAQ: SYXI). The jury found that Clare had breached its contract with LoJack, returned a verdict in favor of LoJack, and awarded damages in the amount of $ 36,700,000. The Company expects that the Court will enter judgment on the verdict and add pre-judgment interest at the rate of 12% per annum from March 1, 2002, the date of breach. The Company estimates that pre-judgment interest will amount to approximately $17.3 M, for a total judgment of approximately $54 M.

LoJack contracted with Clare in June of 2000 to develop and produce a next generation LoJack unit. It did not do so. The damages award is to compensate LoJack for the additional cost of retaining another firm to develop and produce the unit and for the higher interim product cost it incurred.

LoJack anticipates that Clare will appeal the judgment to the Massachusetts Appeals Court.

About LoJack Corporation

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. Today LoJack operates in 24 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa, Latin America and Asia.

CONTACTS:

LoJack Corporation

Paul McMahon

781-251-4130

Tier One Partners

Jeanne Bock

781-861-5249

Laura Feng

978-975-1414

John Swanson

516-671-8582

Source: LoJack Corporation